UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2015

CELL SOURCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55413	32-0379665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

65 Yigal Alon Street

Tel Aviv Israel 67433

(Address of principal executive offices) (zip code)

011 972 3 562-1755

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendments to Promissory Notes

On June 1, 2015, Cell Source, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with the Company’s Chief Executive Officer, Chief Financial Officer and Director, Itamar Shimrat, to extend the maturity dates of two promissory notes originally purchased by Mr. Shimrat on November 14, 2014 and November 26, 2014 (the “Promissory Notes”).

Pursuant to the Promissory Notes, the Company was obligated to pay the amounts owed under the Promissory Notes six (6) months after the date the Promissory Notes were issued. Pursuant to the Agreement, the Company and Mr. Shimrat agreed that any failure of the Company to pay the amounts owed under the Promissory Notes shall not constitute an event of default or a condition entitling Mr. Shimrat to default interest or other damages of any kind. Further, pursuant to the Agreement the maturity date of the Promissory Notes was extended to October 30, 2015.

Promissory Note Issuance

On May 15, 2015, the Company sold a note (the “Note”) and a warrant (the “Warrant”) to an accredited investor (the “Holder”) for gross proceeds of $250,000.

The Note, in the principal amount of $250,000, is due and payable on the four (4) month anniversary of the date of issuance of the Note. The Note bears interest at a rate of twelve percent (12%) per year and is not convertible into securities of the Company.

The Warrant is for the purchase of 250,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $0.75 per share, subject to adjustment as described in the Warrant. The Warrant has term of four (4) years, and will expire on May 15, 2019. The Holder may exercise the Warrant to purchase up to, and not in excess of, such number of shares of the Company’s common stock as would result in the Holder having beneficial ownership of 4.99% of all the issued and outstanding common stock of the Company (the “Exercise Limitation”), provided that upon giving notice to the Company in the manner described in the Warrant the Holder may increase the Exercise Limitation to beneficial ownership of 9.99% of all the issued and outstanding common stock of the Company. The Company has the option, subject to conditions described in the Warrant, to redeem all outstanding warrants upon giving not less than thirty (30) days nor more than sixty (60) days prior written notice to the Holder, provided that (i) there is an effective registration statement covering the resale of the Common Stock into which the warrants are exercisable (the “Warrant Shares”), and (ii) the average trading price of the Company’s common stock for each of the twenty (20) consecutive trading days prior to the date of the notice of redemption is at least $2.50, as proportionately adjusted to reflect any stock splits, stock dividends, combination of shares or like events, with an average daily trading volume during such period of 100,000 shares. The redemption price to be paid to the Holder will be $0.01 for each share of the Company’s common stock to which the Holder would then be entitled upon exercise of the Warrant being redeemed, as adjusted from time to time as provided in the Warrant (the “Redemption Price”). The registration of the Warrant or the Warrant Shares under the Securities Act of 1933, as amended (the “Act”) is not required. The Company is relying on the exemption from registration under the Act provided by Section 4(a)(2) of the Act, because the issuance of the Warrant and the Warrant Shares does not involve any public offering. The issuance of the Warrant and the Warrant Shares is exempt from registration pursuant to any state securities law because it does not involve any public offering.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Form of Agreement
10.1	Form of Note
10.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL SOURCE, INC.

Dated: June 3, 2015	By:	/s/ Itamar Shimrat
Name: Itamar Shimrat
Title: Chief Executive Officer